EXHIBIT 10.6

9 November 2014

Mr. Nicolas Aubert
5 Shaftesbury Villas
Allen Street
London
W8 6UZ

Dear Mr. Aubert
Further to your recent interview, I am very pleased to offer you the opportunity to join Willis Limited (the ‘Company’). Your initial role would be as Chief Executive Officer (designate) of the Company reporting to Steve Hearn, the current Chief Executive Officer of the Company. Thereafter, subject to the successful handover of the role from Mr Hearn to you and the approval of your appointment by the Financial Conduct Authority you would assume the role of Chief Executive Officer of the Company, reporting to Dominic Casserley, Chief Executive Officer of Willis Group Holdings Public Limited Company.
Both positions are based at our London office at Grade 14. We are looking forward to you joining the Company on a date to be agreed.
Your employment with the Company is based on the terms set out below, together with the attached Schedule, and the enclosed Contract of Employment (the ‘Contract’) all of which should be read in conjunction with the Associate Handbook and Global Policy Manual.
This offer is subject to our receipt of:

•	all appropriate documentation; and

•	satisfactory completion of our pre-employment checks;
Please find enclosed a New Associate Pack which contains information relevant to the start of your employment including a number of forms for you to complete. These forms, together with the documents requested in this letter, must be returned at least 10 working days prior to your expected start date.
Please note; This offer remains valid for acceptance for 10 working days from the date of this letter, or until your expected start date, whichever is the sooner. If you are unable to sign and return both copies of the Contract within this period, please contact me to discuss.
In addition to the main terms and conditions contained in the Contract the following terms will also apply to your employment:
Contract:
This offer is for a permanent position. Please see the enclosed Contract for further details.

Remuneration:
Your base salary is £440,000 per annum which will be paid by monthly installments in arrears on the last working day of each month. Salary reviews are at the discretion of the Company and may be based on various factors including, but not limited to your individual performance as well as Company performance.
Sign On Bonus:
In consideration for your agreement to accept employment with the Company you will be entitled to receive a sign-on bonus of £75,000 upon joining the Company, which is subject to the usual tax and National Insurance deductions and will be paid with your first month’s salary.
Further Sign On Bonus:
In consideration for your agreement to accept employment with the Company you will be entitled to receive a further sign-on bonus of £312,500. Payment of this sum will be made on the later of 31 March 2015 or in the first available payroll immediately following the date you commence employment. Payment shall be subject to the usual tax and National Insurance deductions. Save where the provisions of Clause 19 of your contract of employment apply, in the event you resign during the first 24 months of your employment you will be required to reimburse this bonus payment in full less an amount equal to 1/24th for each complete month of employment completed by you from the date your employment commences to the date it ends.
The Willis Annual Incentive Plan:
You will participate in the Company’s Annual Incentive Plan (AIP). You will be eligible to receive a target AIP bonus award of  125% of your base salary  assessed according to the financial performance of the Willis Group, the Company and your personal performance, including your including your adherence to Willis values and behaviours.
For AIP for the calendar year 2015 provided you commence employment with the Company before 1 July 2015 payment of AIP will not be pro-rated for the year. In the event your employment commences on or after 1 July 2015 payment will be pro-rated.
Any payment made to you will be subject to the usual tax and National Insurance deductions and will only be paid if you are employed and not serving notice (whether given or received) at the time payment is normally made (in March of the year immediately following the year to which the AIP relates).
Willis Stock Options & Share Awards:
Subject to the approval of the Share Award Committee, on the first trading day of the month immediately following the commencement of your employment (the ‘Grant Date’) you will be granted an award of restricted stock units to the value of $2,300,000 (Two Million Three Hundred Thousand United States Dollars) (the ‘Award’) of the common stock of Willis Group Holdings Public Limited Company (‘WGH’). The Award will vest as follows:

•	33% on the 1st anniversary of the Grant Date;

•	33% on the 2nd anniversary of the Grant Date; and

•	34% on the 3rd anniversary of the Grant Date
SAVE THAT in the event the Company terminates your employment Without Cause or you resign for Good Reason (as those terms are defined in your employment contract) the Company will vest to you any unvested portion of the Award.
The terms and conditions of the Award will be provided to you under separate cover following the Grant Date. You will be required to sign and return acceptance forms in connection with the grant of the Award. If you do not sign and return the acceptance forms within the prescribed time limit WGH may, at its discretion, rescind the Award.

On an annual basis you will be entitled to receive options to purchase stock and/or restricted stock units of WGH and/or other equity based awards with an aggregate target value of $750,000 (Seven Hundred and Fifty Thousand United States Dollars). The first of such grants will be made to you in the 2015 calendar year at the same time and on terms no less favourable than grants made to executive officers of the Willis Group and shall be made pursuant to the Willis 2012 Equity Incentive Plan as amended or replaced from time to time and pursuant to any other terms and conditions resolved by the Board of Directors of WGH from time to time.
Medical Requirements:
After two years’ service you may be required to submit to a medical examination at the Company’s expense. The Company’s Occupational Health Department will contact you at the appropriate time.
Documents for Return:
I hope that you will formally accept this offer of employment on the terms set out in the various documents. I would be grateful if you could confirm that you are able to commence on [START DATE] and return these documents/ your intended start date upon returning these documents, which must be returned within a minimum of 10 working days prior to your expected start date. If you are unable to complete the documentation within this period, please contact me to discuss.

•	The Company must be in receipt of the following mandatory forms prior to your start date:

◦	Written confirmation of your acceptance of our offer

◦	Both contracts, signed and dated

◦	Willis Application for Employment Form

◦	Personal Information & Bank Details Form

◦	Expression of Wishes - Associate Application Form

◦	Friends Provident Expression of Wishes Form

•	Failure to supply the mandatory documentation prior to your first day may result in your start date with the Company being delayed.

•	Your P45 must be forwarded to us as soon as it becomes available.

•	The Company also requires completion of medical details. Please complete the online Medical Questionnaire via the link to the Company’s Occupational Health advisers, Rood Lane:

◦	www.roodlane.co.uk/pre_employment/willis/

◦	Your replies to this questionnaire will be treated in confidence and are requested for the purpose of the Equality Act 2010.
Requirements On Your First Day:
On your first day please arrive at the London office at 9.00 am and report to reception ready for your induction. Please note that it is imperative that you bring with you the following documentation. Failure to do so may result in your start date with the Company being delayed.

•
Evidence of your entitlement to work in the UK. The evidence required is your passport and any supporting documentation you may have. The Company is required under the Immigration Act to see and photocopy this documentation before you commence work. If you do not have a passport, please contact me as soon as possible to discuss alternative document combinations acceptable to the Home Office, so that we can agree these before your first day.

•
Certificates relating to the highest academic qualification and to all professional qualifications quoted on your application form, in your CV or verbally during the selection process. It is a requirement of our regulatory body that we obtain this evidence, to demonstrate that you are competent to be employed in the capacity offered. Certificates will be returned to you, once a copy has been taken.

Induction Program:
FIRST DAY INDUCTION
As previously detailed within your New Associate Pack, your first morning will involve attending the Group Induction Program. Once we have taken photocopies of your original identification and qualification documents, the induction will comprise of three main elements;

•	Group Induction:
We will provide an overview of what is expected of you and the various company benefits available to you.

•	IT Induction:
Covering our systems and security measures, as well as your login details.

•	Team Induction:
Your manager will then show you to your office and will welcome you to your team. It is envisaged that the Induction Program will last until approximately midday, during which time you will have become familiar with the Company Vision and Willis’ benefits, policies and practices.
WILLIS INDUCTION WORKSHOP
The Workshop has been created to give all our new Associates a group overview and will cover key topics such as Compliance, Operations and Talent Management. Senior business leaders will also join the group.
If you would like to find out more about Willis, please visit www.willis.com and feel free to ask questions at your induction!
Finally, I would inform you that it is Company policy that all prospective and new employees fully observe their duties and obligations to previous and current employers and other third parties under contracts of employment and/or other agreements. In particular, the Company does not condone the removal, copying or retaining of confidential information of any former employer and any such conduct may result in disciplinary action. The Company also expects prospective and new employees to observe valid restrictive covenants whilst they remain in effect. If you have any concerns or doubts as to your obligations you should seek legal advice.
If you have any queries regarding the offer, please do not hesitate to contact me on the above direct line.
I wish you a long and successful career with Willis.
Yours sincerely
Sue Smith
Human Resources Director
Willis Global
For and on behalf of
Willis Limited

SCHEDULE:
This offer and your continuing employment are subject to:
Associate Responsibilities:

•	Your acceptance of the conditions contained in this letter and the enclosed Contract of Employment.

•
All representations, whether oral or in writing, made by you when applying for this position about your qualifications, experience and other material matters being true and correct and that you have not deliberately failed to disclose any matter that may have influences the Company’s decision to employ you.

•
You providing the Company with evidence of your continuing entitlement to work in the UK. The evidence required is your valid passport and any original supporting documentation you may have. The Company is required under the Immigration Act to see and photocopy specific documentation before you commence work and when applicable, at regular intervals during your employment.

•
The Company receiving no information of an adverse nature regarding your character and past conduct which could affect your suitability for employment. The Company’s activities are regulated by the Financial Services Authority (FCA) and consequently the Company adopts systems and controls that conform to FCA requirements. By accepting this offer of employment and by completing and returning the enclosed Application for Employment form you expressly authorise the Company to make enquiries about you.

•
Receipt of references satisfactory to the Company and satisfactory completion of all ancillary checks. We will approach the referees indicated on your application form on receipt of your acceptance of this offer unless you advise us to the contrary.

Training:

•
You providing the Company with evidence of all relevant professional qualifications and the highest academic qualification that you have quoted on your application form, in your CV or verbally during the selection process. It is both Company policy and a requirement of our regulatory body that we obtain evidence of your competence to be employed in the capacity offered and for this reason the Company reserves the right to invoke the Disciplinary Procedure if you do not fulfill this requirement.

•
You passing the Company’s Respect in the Workplace training module within 3 months of the start of your employment and other Insurance Essentials Training modules relevant to your role within 6 months. Please note that these training modules are Company specific and must be completed by all Associates. Details of the programs and how to access the system will be provided when you commence employment. You will be provided with appropriate support to pass these modules.

CONTRACT    OF EMPLOYMENT

CONTENT:

Item	Content
Contract of Employment
1.	Definitions
2.	Date This Employment Begins
3.	Date Continuous Employment Begins
4.	Current Job Title
5.	Location
6.	Base Salary
7.	Hours of Work
8.	Employment Obligations
9.	Duty of Confidence
10.	Errors and Omissions
11.	Copyright, Inventions & Patents
12.	Pension Scheme
13.	Absence from Work
14.	Right to Search
15.	Medical Examination
16.	Holidays
17.	Employee Benefits
18.	Termination of Employment
19.	Termination Without Cause
20.	Post Termination Obligations
21.	Company Procedures
22.	Regulatory Requirements
23.	Data Protection
24.	Amendments
25.	Collective Agreements
26.	Governing Law

CONTRACT OF EMPLOYMENT:
The information contained in this document includes the requirement of a statement of the terms and conditions of your employment in accordance with the Employment Rights Act 1996.
This Contract is made on. ... . ... ... . .. . .. ... ... .. .. ... ... .. . .... ...... . .. ......... ..... . ... . ... and is between
NAME:    NICOLAS AUBERT
and
COMPANY:    WILLIS LIMITED
This Contract of Employment should be read in conjunction with your offer letter. In the event of any conflict between the content of this Contract and the offer letter, the content of this Contract shall take precedence. You are also referred to the Willis Global Policy Manual and the Associate Handbook. Whilst the Global Policy Manual and Associate Handbook do not have contractual status they are indicative of Company Policy and Procedure. The Company reserves the right to vary its various Policies and Procedures from time to time.
1.    DEFINITIONS:
For the purposes of this contract the following definitions shall apply:
“Business” means the business of a type carried on by the Company or by any other company in the Group at the date your employment terminates, including but not limited to the placing or broking of insurance or reinsurance world-wide and ancillary services, the provision of risk management or risk transfer advice or due diligence on mergers and acquisitions.
“Cause” means for the purposes of Clause 19 of this Contract of Employment: (i) your gross and/or chronic neglect of your duties; or (ii) your conviction in a Court or Tribunal of competent jurisdiction of an offence involving moral turpitude; or (iii) dishonesty, embezzlement, fraud or other material wilful misconduct by you in connection with your employment; or (iv) the issue of any final instruction or order for your removal as an employee and/or Officer of the Company by any Court, Tribunal or regulatory authority of competent jurisdiction; or (v) your violation of any obligation of confidence and/or fiduciary duty and/or duty of loyalty and/or any other material obligation owed by you to the Company as set out in this Contract of Employment or other agreement with the Company or as implied by common law; or (vi) any material breach by you of the Company’s Code of Ethics; or (vii) your failure to maintain any insurance or other licence or pennission necessary for the proper performance of your duties. For the avoidance of doubt Cause shall not include an immaterial isolated instance of ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if you have exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to your position; or (viii) your death; or (ix) your permanent disability (as that term is defined in the 2012 Equity Incentive Plan of WGH).
“Change in Control” has the meaning set out in the 2012 Equity Incentive Plan of WGH. “FCA” means the Financial Conduct Authority.
“Global Policy Manual” means the Global Policy Manual of Willis Group Holdings Public Limited Company.
“Good Reason” means one or more of the following events has occurred without your consent: (i) a material adverse diminution in your position, authority or responsibilities or the assignment to you of duties or responsibilities which are materially inconsistent with your position PROVIDED THAT a material diminution shall not be deemed to have occurred solely as a result of a Change in Control or WGH ceasing to be a public company so long as your position, authority or responsibilities with the Company or any successor is not otherwise materially diminished; or (ii) a reduction in your monthly Base Salary or target percentage AIP; or (iii) your place of work is relocated outside a radius of 35 miles from 51 Lime Street, London EC3M 7DQ PROVIDED THAT you may not resign or otherwise terminate your employment in reliance on any Good Reason without first notifying the Company in writing of your intention to so resign, identifying the Good Reason upon which you rely and such notification is received by the Company within
90 days of its first occurrence AND FURTHER PROVIDED THAT the Company fails to remedy any breach relied upon by you within 30 days of receipt of your written notification and you terminate your employment within 90 days of the expiry of the 30 day remedy period of the Company.
“Group” means the Company and any parent undertaking and/or associated undertaking of the Company.

“Client” means any person, firm, company or other organisation who or which as at the date your employment tenninates or at any time during the 12 months prior to that date:
Gives or is in the habit of giving instructions directly or through an Intermediary to the Company or any other company in the Group concerning the Business; or
Is supplied or is in the habit of being supplied directly by the Company or any company in the Group or indirectly through an Intermediary with services relating to the Business; or
Is an insured or reassured or an Intermediary having influence over the introduction or facilitation of securing of the Business with the Company or any other company in the Group.
“Intermediary” means any person, firm or company by or through or with whom or which the Business is introduced and/or facilitated on behalf of an insured or reassured whether or not such intermediary derives any financial benefit from the arrangement.
“Prospective Client” means any person, firm, company or other organisation engaged in negotiations (which have not yet finally been concluded) with the Company or with any other company in the Group in the 12 month period up to the date your employment terminates for the supply of services by the Company or any other company in the Group in relation to the Business.
“WGH” means Willis Group Holdings Public Limited Company.
2.    DATE THIS EMPLOYMENT BEGINS:
Your employment begins from a date to be agreed.

3.    DATE CONTINUOUS EMPLOYMENT BEGINS:
Your employment begins from a date to be agreed.
Employment prior to this date with any previous employer does not count as part of your continuous employment with the Company. This date is not necessarily the date used to detennine your entitlement to certain benefits.
4.    CURRENT JOB TITLE:
Chief Executive Officer
You may be transferred to any other job in the Group which in the reasonable opinion of the Company would be suitable. In the event of such transfer your terms and conditions would be no less favourable than those set out in this contract.
5.    LOCATION:
London
You may be transferred to any other location in the Group. Your agreement to such a transfer will be sought unless in the reasonable opinion of the Company, the transfer does not necessitate you having to move home address.
6.    BASE SALARY:
£440,000 per annum
Your contractual salary will be your base salary less any sacrifice arrangements you have made.
Your contractual salary will be paid monthly in arrears by direct transfer to your bank account. Your base salary will be reviewed annually although such review does not imply any right to an increase in salary.
You authorise the Company to deduct from your remuneration, and to set off against any monies due to you as expenses or otherwise, any sum due to the Company from you including, but not limited to, any overpayments of salary and/or reimbursements of, bonuses (whether in whole or in pmt), study fees, loans or advances made to you by the Company, and the cost of repairing any damage or loss to the Company’s property caused by you.

7.    HOURS OF WORK:
Your normal hours of work are 35 hours per week, 09.00 to 17.00, Monday to Friday inclusive each week (but excluding public holidays) or as agreed locally by Management and/or local practice.
Unless otherwise agreed, these hours shall include one hour (unpaid) for lunch to be taken at a time agreed with your Manager or Director.
You will be expected to work such additional hours as necessary to meet the demands of the business. You may also be required to vmy the pattern of your working hours as necessitated by changing commercial needs, if in the reasonable opinion of the Company it is practicable for you to comply. Any additional hours worked are subject to any statutory provisions governing the working time of employees which may be in force from time to time.
8.    EMPLOYMENT OBLIGATIONS:
During your working hours you must devote the whole of your time, attention and ability to the business of the Company and at all times you must promote the interest and general welfare of the Group.
Whilst this Contract is in force you may not take any outside employment or engage in any business without the prior written agreement of your Executive Committee Member nor may your additional employment render your total working time in breach of any statutory provisions governing the working time of employees which may be in force from time to time.
You are not permitted to engage in any activity, which might interfere with the performance of your duties or which may cause a conflict of any interest owed by you to the Company or any company in the Group.
9.    DUTY OF CONFIDENCE:
During and after the termination of this Contract you must keep with inviolable secrecy and may not use for any purpose nor reveal to anyone (other than those whose province it is to know the same) any secret or confidential information entrusted to or discovered by you. This includes but is not limited to information concerning the Company’s business, operations, products, markets, marketing strategies, research activities, trade secrets, technical know how, product formulations or techniques, pricing policies, any document marked ‘Confidential’ or ‘secret’, any information notified to you as confidential or which you may reasonably expect the Company or any company in the Group to regard as confidential, names or lists of employees, Clients or Prospective Clients and their insurance or commercial affairs or any other matters pertaining to them and revealed to you in the course of your employment which has not come into the public domain. This duty applies without time limit.
For further guidance, the provisions concerning Confidential Information are set out in full in the Global Policy Manual.
10.    ERRORS AND OMISSIONS:
During and following termination of your employment you agree to:
Provide the Company with full co-operation and assistance where necessary in relation to any work carried out by you during your employment with the Company, including but not limited to:

i.	providing information and a factual explanation of your role in the insurance placing, administration and risk management process;
ii.meeting with the Company’s counsel to answer questions regarding any claims brought by or against the Company: and
iii.providing statements of evidence, affidavits and meeting in person with the Company’s counsel in order to be prepared for any evidence that you may be required to provide;
In respect of actual or potential errors and omissions, participate in deposition, arbitration and/or hearing preparation meetings with the Company’s counsel as required and to provide testimony and to allow Company’s counsel to act as your counsel during the aforementioned preparation meetings and any hearings (payment of counsel’s fees to be made by the Company); and additionally, to the extent necessary, you will make available other information, statements of evidence and affidavits to the Company’s counsel as needed provided however:

i.	the Company agrees to provide as much advance notice as possible to you regarding such assistance; plus

ii.	if the claim does not settle or otherwise resolve, and if requested by the Company by giving you no less than three weeks’ notice of trial, you will give trial and/or arbitration testimony, and you will meet with Company’s counsel for preparation for such testimony.
The Company will pay the reasonable costs incurred by you in participating in any deposition and/or hearing preparation meetings, providing the deposition and/or hearing testimony in the claim, and any trial and/or arbitration testimony and preparation are in accordance with the Company’s expense management policy in force from time to time.
11.    COPYRIGHT, INVENTIONS AND PATENTS:
You must promptly disclose to the Company all ideas, concepts, works, methods, discoveries, improvements, inventions or designs which you create or produce either alone or with others (except those created or produced wholly outside working hours which are totally unconnected with your employment) (‘the Works’). All and any rights of whatever nature in each such Work shall belong absolutely to the Company and you shall hold the same in trust for the Company until such proprietmy rights shall be fully and absolutely vested in the Company. The Company shall be entitled to make such modifications or adaptations to or from any of the Works as it shall in its absolute discretion determine.
You hereby assign to the Company with full title guarantee by way of assignment all present and future copyright, database rights, design rights (whether registered or unregistered) and other proprietary rights (if any) and all rights of action for damages for infringement of such rights for the full term thereof and any renewals and extensions thereof throughout the world and you hereby waive in favour of the Company all moral rights conferred on you by chapter 4 of part 1 of the Copyright Designs and Patents Act 1988 (as may subsequently be amended, consolidated, replaced or re-enacted from time to time) in relation to any of the Works and at the request and expense of the Company you shall do all things and execute all documents necessary or desirable to substantiate the rights of the Company in the Works.
12.    PENSION SCHEME:
You are entitled to membership of the Willis Stakeholder Pension Scheme. You will be enrolled as a member of this scheme with effect from the date in Section 2 above unless you notify the Company in writing that you wish to opt-out of the scheme. If you wish to make personal contributions to the scheme you must elect to do so. If you choose to opt-out of the scheme and then change your mind, you may have to provide evidence of good health before you can join.
Your base salary exceeds the Scheme Earnings cap of £146,400. Contributions and your life assurance benefit will be calculated with reference to the Scheme earnings Cap.
The Company will hold certain personal data about you (see the section entitled ‘Data Protection’) including your name, address and date of birth and other information needed to assist in the smooth running of the scheme. In accordance with its statutmy requirements the data will only be available to the Company and the provider of the scheme (currently Friends Provident plc). Your data will only be used to calculate and provide benefits and for the efficient running of the scheme. As a member of the scheme you consent to the release of your data concerning your membership of the scheme and other data, such as fund values and investment choices, from the stakeholder provider to the Company.
13.    ABSENCE FROM WORK:
Your entitlement to payments whilst you are absent from work, and the procedure that you should follow if you are unable to attend the office for any reason are contained in the Associate Handbook.
14.    RIGHT TO SEARCH:
In the interests of security the Company reserves the right at any time to search you or your belongings including, without limitation, the x-ray examination of any items brought on to Company premises by you. Any personal search shall be carried out in private by an Associate duly authorised from time to time by a Director or Manager of the Company to perform a personal search. Prior to the commencement of any personal search you may request to be searched in the presence of a work colleague. The Company may refuse such a request if in its opinion it is reasonable to do so.
15.    MEDICAL EXAMINATION:
The Company reserves the right to require you at any time to submit yourself for examination by a doctor appointed by the Company at the Company’s expense.

16.    HOLIDAYS:
25 days per holiday year exclusive of public and bank holidays for which payment will be made. Holiday entitlement accrues monthly and the holiday year runs from 1 January to 31 December.
If you commence or leave your employment part way through a leave year you should refer to the Associate Handbook for your pro rata entitlement to holiday in the year of your commencement/leaving.
17.    EMPLOYEE BENEFITS:
The details and eligibility rules of Employee Benefits to which you may be entitled are contained in the Associate Handbook.
18.    TERMINATION OF EMPLOYMENT:
You may terminate your employment by giving written notice to the Company of 12 months.
If your employment is terminated by the Company you will receive written notice of 12 months.
The Company shall not be obliged to provide you with work at any time after notice of termination is given by you or the Company and the Company may in its absolute discretion take one or more of the following steps in respect of all or part of the unexpired period of notice:

i.
require you to comply with such conditions as the Company may specify in relation to attending or remaining away from the place of business of the Company. Should you be required to remain away from the office without the prior consent in writing of the Company you may not cany out any work (paid or unpaid) for any third patiy. You will also be required to take any outstanding holiday during this period of lawful suspension, agreeing the days in advance with management;

ii.	require you not to communicate with or contact any client and/or employee of the Company and/or the Group about any aspect of the business of the Company and/or the Group;

iii.	assign you to such other duties as the Company shall in its absolute discretion determine;

iv.	withdraw any powers invested in you or suspend or vaty any duties or responsibilities assigned to you.
On termination of your employment for whatever reason you must immediately return to the Company all Company and Group propetiy in your possession or control including, but not limited to, reports, documents, computer disks, working papers and any other information (in whatever form) received in the course of your employment.
19.    TERMINATION WITHOUT CAUSE:
In the event the Company terminates your employment without Cause or if you terminate your employment for Good Reason you shall be entitled to the following:

a.
continued payment of your annual Base Salary payable in 12 equal monthly instalments commencing on the first available payroll after 60 days from the date your employment ends SAVE THAT in the event your employment is terminated without Cause within 2 years after a Change of Control you shall be entitled to a payment equal to 2 years Base Salary and payment shall be made in full in the first available payroll after 60 days from the date your employment ends and PROVIDED THAT any payment made to you under this sub-clause (a) shall be reduced by an amount equal to any Base Salary paid to you by the Company between the date the Company provides you, or you provide the Company, with notice of termination and the date your employment ends.

b.
payment of an amount equal to your annual AIP target award (as defined in your offer letter) prevailing at the time your employment ends payable in 12 equal monthly instalments commencing on the first available payroll after 60 days from the date your employment ends SAVE THAT in the event your employment is terminated without Cause within 2 years after a Change of Control you shall be entitled to a payment equal to 2 times your AIP target award and payment shall be made in full in the first available payroll after 60 days from the date your employment ends.

For the avoidance of doubt payment of AIP under this sub-clause (b) is not in addition to any entitlement to AIP provided for in your offer letter.

c.	payment of an amount equal to your annual AIP target award pro-rated for the year in which your employment ends and calculated in accordance with the following formula:
A x B
365
Where A = the amount of AIP to which the Company considers you are entitled based on your performance during the AIP year; and
B = the number of calendar days from the date of commencement of the AIP year to the date your employment ends.
SAVE THAT in the event your employment is terminated without Cause within 2 years after a Change of Control the calculation of A shall be based on your target AIP award for the year in which your employment ends.
Payment of any amount due under this sub-clause (c) shall be made in the March of the year immediately following the year in which your employment ends.
For the avoidance of doubt payment of AIP under this sub-clause (c) is not in addition to any entitlement to AIP provided for in your offer letter.

d.
continued medical cover. The Company will procure medical cover for you (and if you have purchased cover for your spouse and/or dependants, for your spouse and dependants) on terms and with benefits no less favourable than the terms and benefits provided by the Company’s medical plan in force at the date your employment ends.

e.
for the purpose of determining the achievement of any employment or service-based vesting conditions applicable to any outstanding stock options, restricted stock units or other long term incentive awards you shall be deemed to have accrued an additional 12 months service in addition to the continuous service you have accrued as at the date your employment ends SAVE THAT in the event your employment is terminated without Cause within 2 years after a Change of Control all employment or service-based vesting conditions shall be waived.

f.
each stock option granted to you which is vested (or which is deemed to have vested pursuant to sub clause (e) above) to you on the date your employment ends will remain exercisable until the earlier of (i) the first anniversary of the date your employment ends (unless a later date is specified in any relevant option agreement signed by you); or (ii) the expiry date of any options vested to you which would have applied but for the termination of your employment pursuant to this Clause 19.

Any payments due to you under this Clause 19 are conditional upon you delivering to the Company within 30 days of the date your employment ends a general release in a form reasonably acceptable to the Company.
Further, except as may be required by applicable law you will not be entitled to severance pay of any type following the tennination of your employment for any other reason or pursuant to any severance policy of Willis or any Associated Body Corporate.
For the avoidance of doubt you also acknowledge and agree that the above payments include any amount which may be due to you in damages for any breach by the Company of any notice provision pertaining to your employment.
20.    POST TERMINATION OBLIGATIONS:
You acknowledge that whilst performing your duties for the Company or for any Group Company you will have access to trade secrets and confidential information belonging to the Company or other Group Companies and you will obtain personal knowledge of, and influence over Clients, prospective Clients and employees. You therefore agree the following obligations are reasonable and necessary to protect the legitimate business interests of the Company and/or other Group Companies.
You shall not without the prior written consent of the Company for a period of 12 months after the termination of your employment, other than after the wrongful termination of your employment by the Company, whether on behalf of yourself or any other person, firm or company in competition with the Company or the Group, directly or indirectly:

i.	solicit Business from; or

ii.	seek to procure orders from; or

iii.	transact or handle Business or otherwise deal with; or

iv.	approach, canvass or entice away from the Company or the Group the Business of any Client (or additionally, in respect of sub paragraphs i) and ii), a Prospective Client) of the Group with whom in the course of your duties you or any person who reports directly to you have dealt at any time during the 12 months prior to the termination of your employment. The period of this restriction shall be reduced after the date your employment ends by a period equal in length to any period oflawful suspension from your duties or exclusion from any premises of the Company during any period of notice.
You shall not for a period of 6 months after the lawful termination of your employment directly or indirectly induce or seek to induce any employee of the Company or the Group with whom you have worked in the 12 months preceding the termination of your employment (excepting a clerical and secretarial employee) to leave his or her employment where the depmture of that employee (whether alone or in conjunction with the departure of other employees who are members of a team in which you performed duties) would do material harm to the Group and where the departure is intended for the benefit of you or your new employer or any other organisation carrying on a business in competition with the Company or the Group.
Whilst the above restrictions are regarded by you and the Company as fair and reasonable it is declared that each of the restrictions in this section is intended to be a separate and distinct restriction and the invalidity or unenforceability of any such restriction shall not affect the validity or enforceability of the remaining restrictions. If any restriction is held to be unreasonably wide but would be valid of part of the wording were deleted such restriction will apply with so much of the wording deleted as may be necessary to make it valid.
For further details of your obligations you are referred to the Global Policy Manual and the Associate Handbook.
21.    COMPANY PROCEDURES:
The Associate Handbook and the Global Policy Manual contain details of various Company policies and procedures including, but not limited to, its Ethical Code, Corporate Data Policy, Equal Oppmtunities Policy, Perfonnance Improvement, Disciplinary, Appeals and Grievance procedures.
Other policies and procedures can be found within the Willis Excellence Model and on the Group Compliance intranet site including, but not limited to, the Group Compliance Manual.
These documents are available in electronic format on the Company’s intranet site. It is your responsibility to familiarise yourself and comply with these documents, rules and procedures and to note any amendments notified to you from time to time.
Failure to comply with the Company’s policies, rules and procedures may lead to disciplinary action in accordance with the Company’s disciplinary procedures.
22.    REGULATORY REQUIREMENTS:
You are required to comply with all reasonable requests, instructions and regulations (whether statutory or otherwise) which apply to your employment from time to time including any relevant requirements of the FCA and/or any other relevant regulator. It is your responsibility to familiarise yourself with all such regulations and requirements as made available to you by the Company.
It is a condition of your employment that you demonstrate and maintain competence for the role you cany out, through the initial completion and passing of relevant modules of Insurance Essentials, and of any other training packages and tests introduced by the Company from time to time thereafter. If you fail to maintain and demonstrate competence for your role the Company may commence its Performance Improvement Procedure against you.
23.    DATA PROTECTION
In order to meet its statutory requirements and to fulfill and maintain its employment relationship with you, the Company, as your employer, needs to collect, process and retain personal information about you, including information defined by the Data Protection Act 1998 (the ‘DPA’) as sensitive personal data.
By signing this Contract you expressly agree that the Company may collect, process and retain your personal information (including sensitive personal data) in accordance with its Privacy Notice (which is attached to this Agreement, or otherwise separately provided to you) and may transfer your personal information to its members of the Group and third party service providers that are located in various locations inside and outside the European Economic Area (EEA), including in the USA, India, and the Philippines, where the applicable data protection law may not be equivalent to the DPA.
You agree that to the extent your personal information is transfened to Willis Nmth America Inc. (‘WNA’), the Company’s

US-based affiliate, WNA may process your personal information in accordance with WNA’s Safe Harbor Privacy Policy. A copy of the Company’s Safe Harbor Policy may be found on the Company intranet site.
You also agree that, in order to protect the reputation and assets (including any confidential or proprietary information) of the Company, Clients, Prospective Clients, and other stakeholder, the Company may monitor your usage of the Company’s Information Technology systems (including your usage of computers, handheld devices, telephony, emails, and Internet browsers) and that, depending on the role you perform, such monitoring may include the recording of telephone calls you make or receive.
24.    AMENDMENTS
The Company reserves the right to make reasonable changes to any terms of your employment. Any such changes will be notified to you as they arise either to you or, if appropriate, by electronic means via the Company e-mail account and/or its intranet site.
25.    COLLECTIVE AGREEMENTS
There are no collective agreements in force that will affect your employment with the Group.
26.    GOVERNING LAW
This contract shall be governed by and construed in accordance with English law and you and the Company submit to the exclusive jurisdiction of the English Courts.
This Contract of Employment supersedes any existing or prior arrangements between you and the Company or Group Company.

SIGNED FOR AND ON BEHALF OF THE COMPANY
Signed:	/s/ Susan Smith
PRINT NAME:	SUSAN SMITH
Date:	November 9, 2014
I HAVE READ, UNDERSTOOD AND AGREE TO BE BOUND BY THE TERMS OF THIS CONTRACT OF EMPLOYMENT:
Signed:	/s/ Nicolas Aubert
PRINT NAME:	NICOLAS AUBERT
Date: